UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 11, 2009
Date of report (Date of earliest event reported):

American Dairy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah	001-32473	90-0208758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Star City International Building, 10 Jiuxianqiao Road, C-16th Floor
Chaoyang District, Beijing, China 100016
(Address of principal executive offices, including Zip Code)

+1 (626) 757-8885
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 11, 2009, American Dairy, Inc. (the “Company”) entered into a subscription agreement with Sequoia Capital China Growth Fund I, L.P. and certain of its affiliates (collectively, the “Purchasers”) pursuant to which the Company agreed to issue 2,100,000 shares of its common stock (the “Common Stock”) for an aggregate purchase price of $63.0 million.  The aggregate purchase price includes $47.0 million in cash and the conversion of a $16.0 million bridge loan the Company previously received from the Purchasers on July 29, 2009.

The subscription agreement contains customary representations, warranties, covenants and indemnification provisions.  The transaction is expected to close on or around August 27, 2009, although there can be no assurance that the transaction will be completed on the proposed terms or at all.  Each party’s obligation to complete the transaction remains subject to the satisfaction or waiver of various conditions, including the execution and delivery of a registration rights agreement.  The registration rights agreement would require the Company to file within 15 days after the closing date a registration statement covering the resale of the securities issued or issuable pursuant to the subscription agreement.  The registration rights agreement would also grant demand and piggy-back registration rights to the Purchasers.

In the subscription agreement, the Company has agreed that the Purchasers may nominate Neil Shen to the Company’s Board of Directors (the “Board”), or another representative designated by the Purchasers reasonably acceptable to the Board and its Nominating/Corporate Governance Committee, and to nominate and recommend that the Company’s shareholders elect such nominee to the Board.

In the subscription agreement, the Company also agreed, for a period of approximately three years following the closing date, not to issue new shares of its Common Stock at a price below $30.00 per share (as adjusted for stock splits, dividends, and similar events) without the prior written consent of a majority in interest of the Purchasers, subject to certain exceptions.  In addition, the Company agreed to grant each of the Purchasers a participation right to purchase up to such person’s pro rata share of any new securities the Company may, from time to time, propose to issue after the closing date, subject to certain exceptions.  If the Company fails to meet certain earnings per share targets for 2009 and 2010, the Company has agreed to issue additional shares of Common Stock to the Purchasers in proportion to the amount by which the Company fails to meet the target, up to a maximum amount of 525,000 shares (as adjusted for stock splits, dividends, and similar events).  If the average of closing prices of the Common Stock for the fifteen trading days commencing on the third anniversary of the closing date is less than $39.00 (as adjusted for stock splits, dividends, and similar events), the Purchasers will have the right to cause the Company to repurchase all (but not less than all) of the securities acquired by the Purchaser in connection with the agreement.  The repurchase price would be 100% of the initial purchase price (as adjusted for stock splits, dividends, and similar events) if the 2009 and 2010 earnings per share targets are met, or 130% of such price if such targets are not met.

The Company and the Purchasers may terminate the subscription agreement prior to closing in certain circumstances.  The Company has agreed to pay a termination fee to the Purchasers in an aggregate amount of $800,000 if all closing conditions under the agreement have been satisfied, the Purchasers have tendered an irrevocable offer to the Company to purchase the shares in accordance with the agreement by August 31, 2009, and the Company fails to consummate the closing.  The Purchasers have agreed to pay a termination fee to the Company in an aggregate amount of $800,000 if the Company has satisfied its conditions to closing under the agreement and the Purchasers fail to consummate the closing and to purchase and pay for the securities within three business days.

The foregoing description of the financing and related documents does not purport to be complete and is qualified in its entirety by reference to the complete copy of the subscription agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.  The shares of Common Stock are to be sold to accredited investors in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Subscription Agreement, dated as of August 12, 2009, by and among American Dairy, Inc. and the Purchasers

99.1	American Dairy, Inc. press release announcing private placement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DAIRY, INC.

By:	/s/ Jonathan H. Chou
Jonathan H. Chou
Chief Financial Officer

Date: August 11, 2009

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Subscription Agreement, dated as of August 12, 2009, by and among American Dairy, Inc. and the Purchasers

99.1	American Dairy, Inc. press release announcing private placement